UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 26, 2009

SOMERSET HILLS BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	000-50055	22-3768777
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No

155 Morristown Road
Bernardsville, New Jersey		07924
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code  (908) 221-0100

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) & (c)  The Registrant announced that on January 25, 2009, Mr. Gerard Riker, the Registrant’s Executive Vice President and Chief Financial Officer, passed away. Mr. Riker had been an officer of  the Registrant and its Somerset Hills Bank subsidiary since the bank was formed in 1998.

Effective January 26, 2009, the Registrant appointed Donald Theobald, Jr, Senior Vice President and Controller, as its acting Principal Accounting and Principal Financial Officer.  The table below sets forth certain information about Mr. Theobald:

Name and Position	Age	Principal Occupation for the Past Five Years	Officer Since	Term Expires

Donald Theobald, Jr. Senior Vice President and Controller of the Registrant	44	Senior Vice President and Controller of the Registrant; previously, Vice President and Controller of the Registrant.	1998	N/A(1)

  (1) Officers serve at the pleasure of the Board of Directors

There are no arrangements or understandings between Mr. Theobald and any other persons pursuant to which Mr. Theobald was selected as acting Principal Accounting and Principal Financial Officer . Mr. Theobald has no family relationship with any other director or executive officer of the Registrant, nor with any person nominated or chosen to serve as a director or executive officer of the Registrant.

There are no “related party transactions” between Mr. Theobald and the Company or the Bank which require disclosure.

There are no material plans, contracts or other arrangements (or amendments thereto) to which Mr. Theobald is a party, or in which he participates, that was entered into or amended, in connection with Mr. Theobald being appointed as acting Principal Accounting and Principal Accounting Officer of the Registrant.

In connection with Mr. Riker’s death, his rights under his Supplemental Executive Retirement Plan fully vested and his beneficiary is entitled to payments under the plan. The Registrant currently estimates that the after  tax present value of the additional liability under the plan is approximately $110,000, and that expense equal to this amount will be recognized in the first quarter of 2009. In addition, the Registrant maintained a bank owned life insurance policy on Mr. Riker. The benefit to the Registrant, expected to also be recognized in the first quarter of 2009, is approximately $560,000. The insurance proceeds received by the Registrant will not be subject to income tax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Somerset Hills Bancorp, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOMERSET HILLS BANCORP
Registrant)

/s/ Stewart E. McClure, Jr.
Dated: January 28, 2009	By:	________________________________________
Stewart E. McClure, Jr.
President, Chief Executive Officer, and
Chief Operating Officer